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                                                                   EXHIBIT 3(d)

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ENRON OIL & GAS COMPANY


        Enron Oil & Gas Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that:

        The amendment to the Company's Restated Certificate of Incorporation set forth in the following resolution approved by the Company's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

        "RESOLVED, that the Restated Certificate of Incorporation of the Company is hereby amended by deleting Paragraph A of Article Fourth thereof in its entirety and substituting the following therefor:

                "FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Three Hundred Twenty Million (320,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock")."

        IN WITNESS WHEREOF, Enron Oil & Gas Company has caused this Certificate to be signed and attested by its duly authorized officers, this 11th day of June, 1996.


ENRON OIL & GAS COMPANY                             ATTEST:


By: /s/ FORREST E. HOGLAND               By: /s/ A. HARDIE DAVIS
   ----------------------------------        ----------------------------------
        Forrest E. Hogland                       A. Hardie Davis
        Chairman, President                      Vice President, Communications
          and Chief Executive Officer              and Corporate Secretary